Exhibit 99

TI Reports 4Q05 and 2005 Financial Results

•	4Q05 EPS Is $0.40, Including $0.03 of Stock-Based Compensation Expense

•	4Q05 Semiconductor Operating Margin Sets New Record

•	TI Achieves Record Revenue and Operating Margin for 2005

•	TI Board Authorizes Additional $5 Billion Stock Repurchase

Conference Call on TI Web Site at 4:30 p.m. Central Time Today

www.ti.com

DALLAS (Jan. 23, 2006) – Texas Instruments Incorporated (TI) (NYSE: TXN) today reported revenue for the fourth quarter of 2005 of $3.59 billion, up 14 percent from the year-ago quarter as growth in the Semiconductor segment accelerated. Fourth-quarter revenue was even with the third quarter of 2005 as growth in semiconductors was offset by the expected seasonal decline of graphing calculator sales in the Educational & Productivity Solutions segment. For the year, TI revenue reached a record $13.39 billion, an increase of 6 percent. TI also set a new high for operating margin of 20.8 percent.

The company’s Semiconductor segment reported growth of 3 percent sequentially for revenue of $3.23 billion, a new quarterly record, and expanded its operating margin to a second consecutive quarterly high. Semiconductor revenue grew 15 percent from the year-ago quarter due to demand for TI’s digital signal processors (DSPs) and analog chips used in high-growth communications and entertainment electronics.

Earnings per share were $0.40 in the fourth quarter and were $1.39 for the year. Earnings per share include stock-based compensation expense of $0.03 in the fourth quarter and $0.07 for the year. The company began expensing stock options in the third quarter of 2005 and, therefore, equivalent stock-based compensation expense was not reflected in prior periods.

Separately, the company announced that its Board of Directors has authorized a $5 billion stock repurchase. This authorization is in addition to previously announced stock repurchase authorizations.

“2005 was TI’s 75th year in operation, and as we crossed that milestone we delivered record annual results for revenue, operating profit, operating margin and operating cash flow,” said Rich Templeton, TI president and chief executive officer. “We also gained market share in our core semiconductor technologies of DSP and analog for the fourth consecutive year.

“Highlights for 2005 include a reinforced leadership position in semiconductors for wireless cell phones. We solidly achieved our goal to exceed $1 billion of semiconductor revenue in the newest cell-phone generation, known as 3G, by doubling our shipments of OMAPTM application processors and almost tripling our shipments of baseband modems. Other highlights include initial shipments of a new family of DSPs for digital video known as DaVinciTM, our agreement to acquire radio frequency expert Chipcon for high-performance analog, customer sampling of our multi-mode UMTS chipset for wireless cell phones, and strong consumer acceptance of our DLP® technology in 1080p high-definition televisions.

“TI enters 2006 in excellent health. Customer and channel inventories appear lean, and demand is solid. Overall, the combination of our customers, products and manufacturing abilities will enable us to keep evolving TI into a company that produces superior revenue and earnings growth on a sustained basis.”

Gross Profit

In the fourth quarter, TI’s gross profit was $1.73 billion, or 48.3 percent of revenue. Gross profit declined $37 million from the third quarter due to a seasonal decline in the Educational & Productivity Solutions segment, which more than offset gross profit increases in the Semiconductor and Sensors & Controls segments. Gross profit increased $400 million from the year-ago quarter, primarily due to higher gross margin in Semiconductor.

For the year, gross profit of $6.36 billion, or 47.5 percent of revenue, increased 13 percent, primarily due to higher gross margin in the company’s Semiconductor segment.

Stock-based compensation expense included in cost of revenue was $17 million in the fourth quarter and $33 million for the year 2005.

Operating Expenses

In the fourth quarter, research and development (R&D) expense of $500 million, or 13.9 percent of revenue, decreased $27 million sequentially, primarily due to seasonally lower pay and benefits as employees observed holidays and took vacation time. R&D increased $13 million from the year-ago quarter. For the year, R&D expense of $2.02 billion, or 15.0 percent of revenue, increased $37 million. Stock-based compensation expense included in R&D was $27 million in the fourth quarter and $53 million in 2005.

In the fourth quarter, selling, general and administrative (SG&A) expense of $424 million, or 11.8 percent of revenue, decreased $5 million sequentially as seasonally lower pay and benefits offset higher semiconductor marketing expenses. SG&A increased $61 million from a year ago. For the year, SG&A expense of $1.56 billion, or 11.6 percent of revenue, increased 8 percent. Stock-based compensation expense included in SG&A was $42 million in the fourth quarter and $92 million in 2005.

Operating Profit

In the fourth quarter, operating profit of $810 million, or 22.6 percent of revenue, was about even sequentially as the seasonal decline in the Educational & Productivity Solutions segment offset strong contribution from the Semiconductor segment. Operating profit increased $326 million from the year-ago quarter due to higher operating margin in Semiconductor. Semiconductor operating margin was 28.1 percent of revenue, an increase of 11.0 percentage points from the year-ago quarter.

For the year, operating profit of $2.79 billion, or 20.8 percent of revenue, increased 26 percent due to higher operating margin in Semiconductor. Semiconductor operating margin of 23.9 percent of revenue increased 5.2 percentage points from the prior year.

Total stock-based compensation expense of $86 million in the fourth quarter and $178 million in 2005 was included in corporate activities.

Other Income (Expense) Net (OI&E)

OI&E of $51 million increased $2 million sequentially, and decreased $35 million from a year ago primarily due to favorable resolution of an open sales-tax item in the year-ago quarter.

For the year, OI&E of $206 million decreased by $29 million primarily due to lower income from settlements with the Italian government related to the company’s former memory-chip operations.

Net Income

In the fourth quarter, net income was $655 million or $0.40 per share, including $0.03 of stock-based compensation expense. For the year, net income was $2.32 billion, or $1.39 per share, including $0.07 of stock-based compensation expense. The overall tax rate, which includes discrete tax items, was 24 percent for the fourth quarter and 22 percent for the year.

Orders

TI orders of $3.77 billion increased $27 million sequentially and $823 million from the year-ago quarter due to higher demand for Semiconductor products. For the year, TI orders of $13.92 billion increased 12 percent as demand grew for the company’s Semiconductor products.

Cash

Cash flow from operations of $908 million decreased $606 million sequentially and $389 million from the year-ago quarter. For the year, cash flow from operations increased 20 percent to $3.77 billion.

At the end of the fourth quarter, total cash (cash and cash equivalents plus short-term investments) was $5.34 billion, up $84 million from the end of the previous quarter and down $1.02 billion from the end of the year-ago period. During the quarter, the company repurchased $870 million of TI common stock and paid $48 million in dividends. During 2005, the company repurchased $4.15 billion of TI common stock, reducing average diluted shares outstanding by almost 100 million shares, and paid $173 million in dividends. In 2004, the company repurchased $753 million of TI common stock, and paid $154 million in dividends.

In 2005, to avail the company of tax savings provided for under the American Jobs Creation Act, TI repatriated $1.3 billion of previously undistributed earnings of non-U.S. subsidiaries. During the fourth quarter, TI’s Japan subsidiary borrowed $275 million in order to facilitate this process.

Capital Spending and Depreciation

Capital expenditures of $346 million decreased $104 million sequentially and increased $135 million from the year-ago quarter. For the year, capital expenditures of $1.33 billion increased by $32 million. TI’s capital expenditures in the fourth quarter and the year were primarily for assembly and test equipment, advanced wafer fabrication equipment and construction of the company’s new 300-millimeter manufacturing facility in Richardson, Texas.

Depreciation of $344 million increased $5 million sequentially and decreased $46 million from a year ago. For the year, depreciation was $1.38 billion, a decrease of $104 million.

Beginning in the first quarter of 2006, TI will change its method of depreciation from an accelerated to a straight-line method on its existing and future property, plant and equipment assets. This change is the result of a study that was conducted regarding the usage pattern of TI’s long-lived depreciable assets. The study indicated a trend toward more consistent utilization of assets as TI has focused its product portfolio on differentiated products and supplemented its internal semiconductor manufacturing with supply from foundries.

Accounts Receivable and Inventories

Accounts receivable of $1.81 billion at the end of the fourth quarter decreased $103 million sequentially due to seasonally lower receivables in the company’s Educational & Productivity Solutions segment. Accounts receivable increased $116 million from the year-ago quarter due to higher revenue. Days sales outstanding were 45 at the end of the fourth quarter compared with 48 at the end of the previous quarter and 48 at the end of the year-ago quarter.

Inventory of $1.27 billion at the end of the fourth quarter increased $115 million sequentially as the company built inventory from the lower-than-desired levels of the third quarter. For the year, inventory increased by $17 million compared with the end of 2004. The increases for both the quarter and the year were primarily in work-in-process, with fourth-quarter finished goods still remaining below desired levels. Days of inventory at the end of the fourth quarter were 62 compared with 57 at the end of the previous quarter and 62 at the end of the year-ago quarter.

Outlook

TI intends to provide a mid-quarter update to its financial outlook on March 6, 2006, by issuing a press release and holding a conference call. Both will be available on the company’s web site.

The previously announced divestiture of the Sensors & Controls operations is expected to close in the first half of 2006. The financial results of this business will be accounted for as a discontinued operation beginning with the first quarter of 2006.

For the first quarter of 2006, TI expects revenue from continuing operations to be in the following ranges:

•	Total TI, $3.11 billion to $3.38 billion;

•	Semiconductor, $3.05 billion to $3.30 billion; and

•	Educational & Productivity Solutions, $60 million to $80 million.

TI expects earnings per share from continuing operations to be in the range of $0.29 to $0.33. This estimate includes about $0.04, or about $90 million, for stock-based compensation expense. Earnings per share in the first quarter will be negatively impacted by about $0.03 due to a higher expected tax rate when compared with the fourth quarter of 2005. Earnings per share from discontinued operations are expected to be about $0.03.

In 2006 for continuing operations, the estimated annual effective tax rate is about 30 percent, which is based on current tax law and does not assume reinstatement of the federal research tax credit, which expired at the end of 2005.

Also in 2006 for continuing operations, TI expects R&D expense of about $2.2 billion and capital expenditures of about $1.3 billion. Depreciation is expected to be about $1.03 billion and reflects the company’s change to a straight-line calculation. Depreciation under the company’s prior accelerated method would have been about $1.21 billion.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Income

(In millions, except per-share amounts)

	For Three Months Ended			For Years Ended
	Dec. 31 2005	Sept. 30 2005	Dec. 31 2004	Dec. 31 2005	Dec. 31 2004
Net revenue	$3591	$3590	$3153	$13392	$12580
Cost of revenue (COR)	1857	1819	1819	7029	6954

Gross profit	1734	1771	1334	6363	5626
Gross profit % of revenue	48.3%	49.3%	42.3%	47.5%	44.7%

Research and development (R&D)	500	527	487	2015	1978
R&D % of revenue	13.9%	14.7%	15.5%	15.0%	15.7%
Selling, general and administrative (SG&A)	424	429	363	1557	1441
SG&A % of revenue	11.8%	12.0%	11.5%	11.6%	11.5%

Total operating expenses	924	956	850	3572	3419

Profit from operations	810	815	484	2791	2207
Operating profit % of revenue	22.6%	22.7%	15.4%	20.8%	17.5%
Other income (expense) net	51	49	86	206	235
Interest on loans	2	2	2	9	21

Income before income taxes	859	862	568	2988	2421
Provision for income taxes	204	231	78	664	560

Net income	$655	$631	$490	$2324	$1861

Basic earnings per common share	$.41	$.39	$.28	$1.42	$1.08

Diluted earnings per common share	$.40	$.38	$.28	$1.39	$1.05

Average shares outstanding, basic	1606	1624	1725	1640	1730

Average shares outstanding, diluted	1643	1663	1759	1671	1768

Cash dividends declared per share of common stock	$.030	$.025	$.025	$.105	$.089

Stock-based compensation expense included in items above:

COR	17	16	—	33	—
% of revenue	0.5%	0.5%	—	0.2%	—
R&D	27	26	—	53	—
% of revenue	0.8%	0.7%	—	0.4%	—
SG&A	42	40	4	92	18
% of revenue	1.2%	1.1%	0.1%	0.7%	0.1%

Profit from operations	86	82	4	178	18
% of revenue	2.4%	2.3%	0.1%	1.3%	0.1%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

(In millions of dollars)

	Dec. 31 2005	Sept. 30 2005	Dec. 31 2004
Assets

Cash and cash equivalents	$1219	$1946	$2668
Short-term investments	4116	3305	3690
Accounts receivable, net of allowances for customer adjustments and doubtful accounts of $39 million at December 31, 2005, $48 million at September 30, 2005, $41 million at December 31, 2004	1812	1915	1696

Raw materials	122	114	117
Work in process	827	719	756
Finished goods	324	325	383

Inventories	1273	1158	1256

Deferred income taxes	619	581	554
Prepaid expenses and other current assets	146	177	272

Total current assets	9185	9082	10136

Property, plant and equipment at cost	8921	9189	9573
Less accumulated depreciation	(5022)	(5324)	(5655)

Property, plant and equipment, net	3899	3865	3918

Equity and debt investments	236	234	264
Goodwill	713	708	701
Acquisition-related intangibles	64	76	111
Deferred income taxes	393	413	449
Capitalized software licenses, net	245	262	307
Prepaid retirement costs	210	224	277
Other assets	118	120	136

Total assets	$15063	$14984	$16299

Liabilities and Stockholders’ Equity

Loans payable and current portion long-term debt	$301	$303	$11
Accounts payable	750	796	552
Accrued expenses and other liabilities	998	962	892
Income taxes payable	163	82	203
Accrued profit sharing and retirement	134	103	267

Total current liabilities	2346	2246	1925

Long-term debt	360	55	368
Accrued retirement costs	136	510	589
Deferred income taxes	23	33	40
Deferred credits and other liabilities	261	267	314

Stockholders’ equity:
Preferred stock, $25 par value. Authorized — 10,000,000 shares.
Participating cumulative preferred. None issued.	—	—	—
Common stock, $1 par value. Authorized — 2,400,000,000 shares.
Shares issued: December 31, 2005 — 1,738,780,512; September 30, 2005 — 1,738,650,318; December 31, 2004 — 1,738,156,615	1739	1739	1738
Paid-in capital	742	674	750
Retained earnings	13394	12787	11242
Less treasury common stock at cost:
Shares: December 31, 2005 — 142,190,707; September 30, 2005 — 120,597,527; December 31, 2004 — 20,041,497	(3856)	(3152)	(480)
Accumulated other comprehensive income (loss):
Minimum pension liability	(65)	(158)	(168)
Unrealized holding gains (losses) on investments	(16)	(15)	(15)
Deferred compensation	(1)	(2)	(4)

Total stockholders’ equity	11937	11873	13063

Total liabilities and stockholders’ equity	$15063	$14984	$16299

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31 2005	Sept. 30 2005	Dec. 31 2004	Dec. 31 2005	Dec. 31 2004
Cash flows from operating activities:
Net income	$655	$631	$490	$2324	$1861
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	344	339	390	1375	1479
Stock-based compensation	86	82	4	178	18
Amortization of acquisition-related costs	13	13	16	56	70
(Gains)/losses on sale of investments	(5)	—	2	—	1
(Gains)/losses on sales of assets	—	—	—	(26)	—
Deferred income taxes	(93)	110	(41)	(194)	68
(Increase) decrease from changes in:
Accounts receivable	99	(12)	280	(139)	(238)
Inventories	(115)	44	100	(25)	(272)
Prepaid expenses and other current assets	34	58	230	117	148
Accounts payable and accrued expenses	(18)	248	(116)	264	(71)
Income taxes payable	107	(154)	63	35	59
Accrued profit sharing and retirement	18	32	44	(145)	235
Noncurrent accrued retirement costs	(185)	8	(168)	(166)	(248)
Other	(32)	115	3	118	36

Net cash provided by operating activities	908	1514	1297	3772	3146

Cash flows from investing activities:
Additions to property, plant and equipment	(346)	(450)	(211)	(1330)	(1298)
Sales of assets	—	—	—	47	—
Purchases of cash investments	(2690)	(2095)	(652)	(5851)	(3674)
Sales and maturities of cash investments	1887	1147	894	5430	3809
Purchases of equity investments	(4)	(5)	(6)	(17)	(22)
Sales of equity and debt investments	14	39	1	53	32
Acquisition of businesses, net of cash acquired	(1)	—	—	(19)	(8)

Net cash provided by (used in) investing activities	(1140)	(1364)	26	(1687)	(1161)

Cash flows from financing activities:
Additions to loans payable and long-term debt	275	—	—	275	—
Payments on loans payable and long-term debt	(1)	—	—	(11)	(435)
Dividends paid on common stock	(48)	(41)	(44)	(173)	(154)
Sales and other common stock transactions	128	160	75	461	192
Excess tax benefit from stock-option exercises	17	42	—	59	—
Common stock repurchases	(870)	(496)	(370)	(4151)	(753)

Net cash used in financing activities	(499)	(335)	(339)	(3540)	(1150)
Effect of exchange rate changes on cash	4	(2)	10	6	15

Net increase (decrease) in cash and cash equivalents	(727)	(187)	994	(1449)	850
Cash and cash equivalents, beginning of period	1946	2133	1674	2668	1818

Cash and cash equivalents, end of period	$1219	$1946	$2668	$1219	$2668

Business Segment Net Revenue

(In millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31 2005	Sept. 30 2005	Dec. 31 2004	Dec. 31 2005	Dec. 31 2004
Semiconductor
Trade	$3225	$3134	$2797	$11718	$10938
Intersegment	1	1	1	4	3

	3226	3135	2798	11722	10941

Sensors & Controls
Trade	300	278	276	1167	1124
Intersegment	2	2	1	5	3

	302	280	277	1172	1127

Educational & Productivity Solutions
Trade	67	177	80	506	518

Intersegment eliminations	(4)	(2)	(2)	(8)	(6)

Total net revenue	$3591	$3590	$3153	$13392	$12580

Business Segment Profit (Loss)

(In millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31 2005	Sept. 30 2005	Dec. 31 2004	Dec. 31 2005	Dec. 31 2004
Semiconductor	$907	$835	$478	$2797	$2050
Sensors & Controls	66	60	62	266	281
Educational & Productivity Solutions	10	79	16	188	176
Corporate *	(152)	(145)	(53)	(408)	(213)
Charges/gains and acquisition-related amortization	(21)	(14)	(19)	(52)	(87)

Profit from operations	$810	$815	$484	$2791	$2207

* Profit from operations includes, in millions of dollars, stock-based compensation expense of $86, $82 and $4 for the fourth quarter and third quarter of 2005 and the fourth quarter of 2004, and $178 and $18 for the years ended December 31, 2005 and 2004.

Semiconductor

•	Revenue of $3.23 billion in the fourth quarter increased $91 million sequentially, or 3 percent, and increased 15 percent from the year-ago quarter primarily due to demand for the company’s wireless and high-performance analog products. Revenue from wireless products grew 4 percent sequentially and 12 percent from a year ago. Revenue from high-performance analog products grew 8 percent sequentially and 41 percent from a year ago. For the year, Semiconductor revenue of $11.72 billion increased 7 percent primarily due to demand for wireless products, which grew 14 percent, as well as high-performance analog products, which grew 13 percent.

•	Gross profit in the fourth quarter was $1.63 billion, or 50.7 percent of revenue. Gross profit increased $40 million sequentially due to manufacturing cost reductions and increased $429 million from the year-ago quarter, primarily due to higher revenue, as well as manufacturing cost reductions and higher utilization of manufacturing assets. For the year, gross profit of $5.73 billion, or 48.9 percent of revenue, increased $767 million, primarily due to manufacturing cost reductions, as well as higher revenue.

•	Operating profit in the fourth quarter was $907 million, or 28.1 percent of revenue, up $72 million sequentially due to higher gross profit and lower operating expenses. Compared with the year-ago quarter, operating profit increased $429 million due to higher gross profit. For the year, operating profit was $2.80 billion, or 23.9 percent of revenue, up $747 million due to higher gross profit.

•

Analog revenue in the fourth quarter increased 2 percent sequentially and 20 percent from the year-ago quarter due to demand for high-performance analog products, as well as wireless analog products. For the year, analog revenue increased 4 percent primarily due to growth in demand for high-performance analog products, which more than offset the loss of revenue from the company’s commodity liquid crystal display (LCD) driver product line that was divested in the first quarter of 2005. In 2005, about 40 percent of total Semiconductor revenue came from analog.

•	DSP revenue in the fourth quarter increased 2 percent sequentially and 12 percent from the year-ago quarter, primarily due to higher demand from the wireless market. For the year, DSP revenue increased 15 percent primarily due to demand for wireless products. In 2005, about 40 percent of total Semiconductor revenue came from DSP.

•	TI’s remaining Semiconductor revenue in the fourth quarter grew 7 percent sequentially and 13 percent from the year-ago quarter. The sequential increase was primarily due to demand for commodity standard logic products, and the increase from a year ago primarily was due to demand for commodity standard logic products, DLP products and microcontrollers. For the year, remaining Semiconductor revenue increased 2 percent primarily due to demand for RISC microprocessors and microcontrollers that offset a decline in DLP products.

•	Semiconductor orders of $3.39 billion in the fourth quarter increased 2 percent sequentially, primarily due to demand for high-performance analog products and increased 31 percent from a year ago due to broad-based demand. For the year, orders increased 13 percent to $12.23 billion due to broad-based demand for the company’s DSP and analog products.

Latest Semiconductor Highlights

•	In the fourth quarter, TI began sampling a multi-mode UMTS chipset developed with NTT DoCoMo based on TI’s high-performance OMAPTM 2 architecture to serve the worldwide 3G cell-phone market.

•	The first DaVinci DSP-based solutions became available in the fourth quarter, enabling digital video innovation, saving development time and lowering overall system costs.

•	A 14-bit, 190MSPS (mega samples per second) analog-to-digital converter began sampling in the fourth quarter. With best-in-class dynamic performance and low total power dissipation, it is ideal for wireless communications, video and imaging, test and measurement, and instrumentation applications.

•	Initial Hollywood™ chips, which enable broadcast TV on cell phones, started being delivered to customers this quarter. Initial cell phones that use this 90-nanometer technology are expected to be on the market in late 2006.

•	TI qualified its advanced 65-nanometer process technology in the fourth quarter and moved to volume manufacturing, providing more processing performance for advanced applications in a smaller space without increasing power consumption.

•	TI introduced a new DLP HDTV solution that supports light-emitting diode (LED) light sources. Samsung is expected to ship HDTVs based on the technology in 2006.

•	Landmark Theatres has chosen DLP Cinema® technology as a preferred digital projection technology for its theater chain.

•	TCL Communication Technology has selected TI’s 2.5G wireless platform, including its DRP™-based, single-chip cell-phone technology, for low-cost handsets.

•	TI is expanding its high-performance analog portfolio with the announced acquisition of Chipcon, a leading supplier of low-power, radio-frequency transceiver technology.

Sensors & Controls

•	Revenue in the fourth quarter was $302 million, up $22 million sequentially primarily due to higher shipments of sensor products, and up $25 million from the year-ago quarter due to demand for sensors. For the year, revenue was $1.17 billion, up 4 percent due to higher demand for sensor products.

•	Gross profit in the fourth quarter was $98 million, or 32.3 percent of revenue, up $5 million sequentially due to higher revenue, and about even with the year-ago quarter. For the year, gross profit was $404 million, or 34.5 percent of revenue, a decrease of $19 million from the prior year primarily due to start-up costs.

•	Operating profit in the fourth quarter was $66 million, or 21.7 percent of revenue, up $6 million sequentially due to higher gross profit and up $4 million from the year-ago quarter due to lower operating expenses. For the year, operating profit was $266 million, or 22.7 percent of revenue, a decrease of $15 million from the prior year due to lower gross profit.

Educational & Productivity Solutions

•	Revenue in the fourth quarter was $67 million, down $110 million sequentially due to the seasonal decline for graphing calculators, and down $13 million from the year-ago quarter primarily due to tighter inventory management at retail customers. For the year, revenue was $506 million, down 2 percent primarily due to tighter inventory management at retail customers.

•	Gross profit in the fourth quarter was $35 million, or 52.4 percent of revenue, down $75 million sequentially and $7 million from the year-ago quarter due to lower revenue. For the year, gross profit of $300 million, or a record 59.2 percent of revenue, increased $8 million, primarily due to lower manufacturing costs.

•	Operating profit in the quarter was $10 million, or 15.1 percent of revenue, a decrease of $69 million, and down $6 million from the year-ago quarter due to lower gross profit. For the year, operating profit was a record $188 million, or 37.2 percent of revenue, an increase of $12 million due to higher gross profit.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the Company or its management:

•	Market demand for semiconductors, particularly for analog chips and digital signal processors in key markets such as communications, entertainment electronics and computing;

•	TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

•	TI’s ability to compete in products and prices in an intensely competitive industry;

•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

•	Consolidation of TI’s patent licensees and market conditions reducing royalty payments to TI;

•	Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or suppliers operate;

•	Availability and cost of raw materials, utilities and critical manufacturing equipment;

•	Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;

•	Customer demand that differs from company forecasts;

•	The financial impact of inadequate or excess TI inventories to meet demand that differs from projections;

•	Product liability or warranty claims, or recalls by TI customers for a product containing a TI part;

•	TI’s ability to recruit and retain skilled personnel; and

•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the text under the heading “Cautionary Statements Regarding Future Results of Operations” in Item 1 of the Company’s most recent Form 10-K. The forward-looking statements included in this release are made only as of the date of publication, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company’s businesses include Sensors & Controls and Educational & Productivity Solutions. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

TI Trademarks:

OMAP

DaVinci

DLP

Hollywood

DLP Cinema

DRP

Other trademarks are the property of their respective owners.